As filed with the SEC on December 23, 2002
______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1231	84-0617433
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No)

5555 Business Park South, Suite 200
Bakersfield, California 93309
661-864-0500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

F. Lynn Blystone, President
5555 Business Park South, Suite 200
Bakersfield, California 93309
661-864-0500
(Name, address and telephone number of agent for service)

Copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 2600
Austin, Texas 78701
512-499-3600
(FAX) 512-499-3660

Date of Commencement of Proposed Sale:
As soon as possible after the effective date of this registration statement.

______________________________________________________________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If the registrant elects to deliver its latest annual report to security holder, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Amount To Be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $.001 per share	70,000	$1.55	$108,000	$9.40

(1)  Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based on the average of the high and low price per share on December 19, 2002.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission may determine.

Information contained in this registration statement is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, dated December 20, 2002

PRELIMINARY PROSPECTUS

TRI-VALLEY CORPORATION

Sale of 70,000 Shares of Common Stock

This prospectus relates to 70,000 shares of our common stock that may be offered and sold from time to time by the selling shareholder, Richard H. Langley.  We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.  We will pay the costs of registering these shares under the prospectus, including legal fees.  The selling shareholder will pay any sales commissions incurred in connection with their sales.

Our common stock is traded on the OTC Bulletin Board under the symbol "TRIL."

See Risk Factors beginning on page 1 for a discussion of factors that should be considered by prospective purchasers of our stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

December ___, 2002

TRI-VALLEY CORPORATION
5555 Business Park South, Suite 200
Bakersfield, California 93309
(661) 864-0500

Sale of 70,000 Shares of Common Stock

1.      TRI-VALLEY CORPORATION

We explore, acquire and develop prospective and producing petroleum and precious metals properties.  Our petroleum producing properties and our exploration and development efforts are located primarily in northern California.  We own an undeveloped gold mining claim near Richardson, southeast of Fairbanks, Alaska.

2.      RISK FACTORS

2.1.      Our success depends heavily on market conditions and prices for oil and gas.

Our success depends heavily upon our ability to market oil and gas production at favorable prices.  In recent decades, there have been both periods of worldwide overproduction and underproduction of hydrocarbons and periods of increased and relaxed energy conservation efforts.   As a result the world has experienced periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis; these periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas.  The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations.

We depend on market price trends to sell our production at a profit.  We received historically high gas prices at the wellhead in northern California in the first six months of 2001, but in the summer of 2001 prices fell back to more customary levels.  If lower prices continue, our profitability will be hurt.

2.2.      Estimating oil and gas reserves leads to uncertain results and thus our estimates of value of those reserves could be incorrect.

The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.  As a result, such estimates are inherently imprecise.  Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in reserve reports that we periodically obtain from independent reserve engineers.

Any significant variance in these assumptions could materially change the estimated quantities and present value of our reserves.  In addition, our proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.  Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used, and such variances may be material.

2.3.      Continued production of oil and gas depends on our ability to find or acquire additional reserves, which we may not be able to find.

In general, the volume of production from oil and gas properties declines as reserves are depleted.  Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, or both, our proved reserves will decline as reserves are produced.  Our future oil and gas production is, therefore, highly dependent upon our ability to find or acquire additional reserves.  The business of acquiring, enhancing or developing reserves is capital intensive.  We require cash flow from operations as well as outside investments to fund our acquisition and development activities.  If our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired.

2.4.      Our oil and gas reserves are concentrated in California.  Because we are not diversified geographically, local conditions may have a greater effect on us than on other companies.

Substantially all of our oil and gas reserves are located in northern California.  Because our reserves are not diversified geographically, our business is more subject to local conditions than other, more diversified companies.  For example, natural gas prices in northern California have fluctuated more in the past year than in other parts of the U.S.  This resulted in higher prices for our gas in early 2001, but local prices could fall below the national average price, and that might reduce our profitability more than for other companies.  In addition, some California lawmakers have called for more regulation of natural gas prices and production in the past year.  Increased price or production regulation could reduce the prices we can obtain for our production or increase our operating costs.

2.5.      Oil and gas drilling and production activities are subject to numerous mechanical and environmental risks that could cause less production.

These risks include the risk that no commercially productive oil or gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled, and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit our ability to develop, produce or market our reserves.  New wells we drill may not be productive and we may not recover all or any portion of our investment in the well.

Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

Industry operating risks include the risks of fire, explosions, blow‑outs, pipe failure, abnormally pressured formations and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean‑up responsibilities, regulatory investigation and penalties and suspension of operations.  In accordance with customary industry practice, we maintain insurance against these kinds of risks, but our level of insurance may not cover all losses in the event of a drilling or production catastrophe.  Insurance is not available for all operational risks, such as risks that we will drill a dry hole, fail in an attempt to complete a well or have problems maintaining production from existing wells.

Oil and gas activities can result in liability under federal, state, and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal.  Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.  Environmental laws could subject us to liabilities for environmental damages even where we are not the operator who caused the environmental damage.

2.6.      Drilling is a speculative activity, because assessments of drilling prospects are inexact.

The successful acquisition of oil and gas properties depends on our ability to assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors.  Exploratory drilling remains a speculative activity.  Even when fully utilized and properly interpreted, seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present.

Therefore, our assessments of drilling prospects are necessarily inexact and their accuracy inherently uncertain.  In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices.  Such a review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.  Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In most cases, we are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and we generally acquire interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties.  In those circumstances in which we have contractual indemnification rights for pre-closing liabilities,  the seller may not be able to fulfill its contractual obligations.  In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources, which are substantially greater than ours.  Therefore, we may not be able to acquire producing oil and gas properties which contain economically recoverable reserves or that it will make such acquisitions at acceptable prices.

2.7.      We make substantial capital expenditures for our exploration and development projects, and may not profit from all projects.

We finance capital expenditures for exploration and development with cash flow from operations and sales of working interests to passive investors and oil industry participants.  We will need additional financing in the future to fund our developmental and exploration activities.

We may not be able to obtain additional financing or may not be able to obtain additional financing with favorable terms. If additional capital resources are not available to us, our developmental and other activities may be curtailed, which would harm our business, financial condition and results of operations.

2.8.      If our production is not marketable, we will not profit.

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities.  Most of our natural gas is delivered through natural gas gathering systems and natural gas pipelines that we do not own.  Federal, state and local regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market oil and gas.  Any dramatic change in market factors could have a material, adverse effect on our financial condition and results in operations.

2.9.      We may not be able to successfully compete with other companies.

The oil and gas industry is highly competitive in all its phases.  Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of oil and gas prospects suitable for enhanced production efforts, and the hiring of experienced personnel.  Our competitors in oil and gas acquisition, development, and production include the major oil companies in addition to numerous independent oil and gas companies, individual proprietors and drilling programs.  Many of these competitors possess and employ financial and personnel resources substantially greater than those which are available to us and may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can.  Our financial or personnel resources to generate reserves in the future will be dependent on our ability to select and acquire suitable producing properties and prospects in competition with these companies.

2.10.      Governmental regulations make production more difficult, and production costs higher.

Domestic exploration for the production and sale of oil and gas are extensively regulated at both the federal and state levels.  Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden.  Also, numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations affecting the oil and gas industry which often are difficult and costly to comply with and which carry substantial penalties for noncompliance.  State statues and regulations require permits for drilling operations, drilling bonds, and reports concerning operations.  Most states in which we will operate also have statutes and regulations governing conservation matters, including the unitization or pooling of properties and the establishment of maximum rates of production from wells.  Many state statutes and regulations may limit the rate at which oil and gas could otherwise be produced from acquired properties.  Some states have also enacted statutes proscribing ceiling prices for natural gas sold within their states.  Our operations are also subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection.  The heavy regulatory burden on the oil and gas industry increases its costs of doing business and consequently affects its profitability.  Any change in such laws, rules, regulations, or interpretations, may harm our financial condition or operating results.

2.11.      The departure of any of our key personnelwould slow our operations until we could fill the position again.

The business of the company will depend on the continued services of our president and chief executive officer, F. Lynn Blystone.  We have an employment agreement with Mr. Blystone which ends in August 2003, and is automatically renewable for one more one-year period.  The loss of his services would be particularly detrimental to us because of his background and experience in the oil and gas industry.  We carry key man life insurance of $500,000 on Mr. Blystone's life.

We also consider our chief financial officer, Thomas J. Cunningham, and the president of our Tri-Valley Oil and Gas subsidiary, Joseph R. Kandle, to be key employees whose loss would be detrimental to us because of their oil and gas industry experience.  We do not have employment contracts with either Mr. Cunningham or Mr. Kandle.  We carry key man life insurance of $1,000,000 on Mr. Kandle, and no key man insurance on Mr. Cunningham.

2.12.      We have an Investment Agreement that could dilute our stock price on future sales.

In September 2001, we signed an investment agreement with Swartz Private Equity, L.L.C. ("Swartz"), under which we have the right to sell up to 8,500,000 shares of common stock to Swartz, which could in turn sell the shares in the open market under the agreement.  No shares have yet been sold under the agreement.  The sale of stock under this investment agreement may substantially dilute the interests of other security holders.

Shares issuable to Swartz under the investment agreement would be issued at a discount to the average daily price of our common stock, which would dilute the shares of common stock then outstanding.  Over the course of the investment agreement, the common stock may be further diluted every time we exercise a put option and sell shares.

The precise amount of dilution that the security holders may experience is uncertain because the number, size, and timing of the sales depends on a number of factors.  We will consider the following factors in determining the size and amount of each sale:
-           our assessment of general market and economic conditions;
-           our actual and projected revenues and expenses;
-           our short-term and long-term operating capital requirements;
-           the availability and cost of alternative sources of financing; and
-           the trading price of our common stock and our expectations with respect to its future trading price.

We have filed a registration statement on Form S-2 with the Securities and Exchange Commission to register the shares that would be sold to Swartz under the Agreement.  The agreement is for a three year term ending in February 2005 (three years from the effective date of the S-2 registration statement).  No securities have been sold to Swartz under the agreement.  The terms of the registration agreement are fully described in our S-2, which may be obtained from the Securities and Exchange Commission's website, www.sec.gov.  The investment agreement with Swartz is an exhibit to the S-2.

2.13.      The sale of large amounts of our common stock could reduce our stock price and encourage short sales.

If we sell shares to Swartz under the investment agreement, Swartz may hold our stock in their own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors.  To the extent that Swartz sells those shares in the market, the number of our common shares in the market will increase and may cause the market price of our shares to decrease.  If our share price decreases, we would need to issue more shares in order to put the maximum dollar amounts allowed under the Investment Agreement.  This may encourage short sales, which could further reduce the price of our common stock.

2.14.      Penny stock rules may make it more difficult to sell our stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions.

Our stock is subject to these regulations, which require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it.  The existence of these rules may make it more difficult to sell Tri-Valley stock than for other, more established companies.

3.      USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock in this offering.  We have agreed to bear certain expenses in connection with the registration of the shares of common stock being offered and sold by the selling security holder.

4.      THE SELLING SECURITY HOLDER

	Shares
Shareholder	Number Owned Before Offering	Percent Owned Before Offering	Number to be Offered	Percent Owned After Offering

Richard H. Langley	70,000	(1)	70,000	0 (2)

(1) Represents less than one percent.

(2) Assumes that the selling shareholder will resell all of the offered shares and the selling shareholder will retain no shares for their own account.

5.      PLAN OF DISTRIBUTION

The selling shareholder may offer the common stock for sale in one or more transactions, including block transactions, at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis.  The selling shareholder may sell common stock directly, through agents designated from time to time or to or through broker-dealers designated from time to time.

The common stock may be sold through a broker-dealer acting as agent or broker for the selling shareholders in ordinary brokerage transactions and transactions in which the broker solicits purchasers, or to a broker-dealer acting as a principal.  In the latter case, the broker-dealer may then resell such common stock to the public at varying prices to be determined by such broker-dealer at the time of resale.

The selling shareholder may also transfer the shares of common stock by gift. We do not know of any arrangements made by the selling shareholder for the sale of any shares of common stock.  The selling shareholder is not obligated to sell any of the shares being registered for sale.

The selling shareholder and any agents or broker-dealers that participate with the selling shareholders in the distribution of any of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the number of shares of common stock to be sold, certain information relating to the selling shareholder, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be sent in an accompanying Prospectus Supplement.

6.      EXPERTS

The consolidated financial statements of Tri-Valley Corporation, for December 31, 2001, and December 31, 2000, and for the years then ended, appearing in this prospectus have been audited by Brown Armstrong Accountancy Corporation, independent auditors, as set forth in their report thereon, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The legality of the securities offered by this prospectus have been passed upon for us by Strasburger & Price, LLP, Austin, Texas.

7.      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.  We incorporate by reference the documents listed below (SEC file number 0-6119) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all shares offered by this Prospectus or until this offering is otherwise completed (Commission File number 000-06119):

-           Our Annual Report on Form 10-KSB for the year ended December 31, 2001.
-           Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002.
-           Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
-           Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
-           Our Proxy Statement for our annual meeting held November 16, 2002, which was filed with the SEC as part of a Definitive Schedule 14A on October 9, 2002.

You may request free copies of these filings by writing or telephoning us at the following address:

Tri-Valley Corporation
5555 Business Park South, Suite 200
Bakersfield, California 93309
(661) 864-0500
E-mail:  www.trivalleycorp.com

We file annual, quarterly and period reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system. The SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file reports electronically with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549.  Our common stock is listed on the OTC Bulletin Board, under the symbol TRIL. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

We furnish our shareholders with a copy of our annual report on Form 10-KSB, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law.  We use the calendar year as our fiscal year.

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein.  This prospectus is not an offer to sell these securities in any state where the offer or sale of these securities is not permitted.  The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date.  If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

8.      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Under our Certificate of Incorporation, we have eliminated the potential liability of directors to us, and we are required to indemnify our directors against any liability for monetary damages, to the extent allowed by California law.  The California Corporations Code allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duty.  The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.  Our Certificate of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

TABLE OF CONTENTS

1. TRI-VALLEY CORPORATION		1
2. RISK FACTORS		1
2.1.	Our success depends heavily on market conditions and prices for oil and gas.	1
2.2.	Estimating oil and gas reserves leads to uncertain results and thus our estimates of value of those reserves could be incorrect.	1
2.3.	Continued production of oil and gas depends on our ability to find or acquire additional reserves, which we may not be able to find.	2
2.4.	Our oil and gas reserves are concentrated in California. Because we are not diversified geographically, local conditions may have a greater effect on us than on other companies.	2
2.5.	Oil and gas drilling and production activities are subject to numerous mechanical and environmental risks and could cause less production.	2
2.6.	Drilling is a speculative activity, because assessments of drilling prospects are inexact.	3
2.7.	We make substantial capital expenditures for our exploration and development projects, and may not profit from all projects.	4
2.8.	If our production is not marketable, we will not profit.	4
2.9.	We may not be able to successfully compete with other companies.	4
2.10.	Governmental regulations make production more difficult, and production costs higher.	5
2.11.	The departure of any of our key personnel would slow our operations until we could fill the position again.	5
2.12.	We have an investment agreement that could dilute our stock price on future sales.	5
2.13.	The sale of large amounts of our common stock could reduce our stock price and encourage short sales.	6
2.14.	Penny stock rules may make it more difficult to sell our stock.	6
3. USE OF PROCEEDS		7
4. THE SELLING SECURITY HOLDER		7
5. PLAN OF DISTRIBUTION		7
6. EXPERTS		8
7. INFORMATION INCORPORATED BY REFERENCE		8
8. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION		9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14      Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered by this prospectus, all of which will be paid by the Company:

Item	Amount [1]
SEC registration fee	$ 10
Legal fees and expenses	2,000
Miscellaneous expenses	500
Total:	$ 2,510

1  All items other than SEC registration fee are estimates.

Item 15      Indemnification of Directors and Officers

Under our Certificate of Incorporation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by California law.  The California Corporations Code allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties.  The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.  Our Certificate of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication.

Item 16      Exhibits and Financial Statements

See the Exhibit Index, which is incorporated herein by reference.

Page II-1

Item 17      Undertakings

The undersigned registrant undertakes:

            (a)            To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
                        (1)            include any prospectus required by section 10(a)(3) of the Securities Act.
                        (2)            reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
                        (3)            To include any additional or changed material information on the plan of distribution.
            (b)            That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
            (c)            To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report as required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Because indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant according to the provisions set forth or described in Item of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Page II-2

SIGNATURES

As required by the Securities Act of 1933, Tri-Valley Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bakersfield, State of California, on December 23, 2002.

TRI-VALLEY CORPORATION

F. Lynn Blystone __________________
F. Lynn Blystone
President and Chief Executive Officer

Thomas J. Cunningham ____________
Thomas J. Cunningham, Chief Financial Officer

SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of Tri-Valley Corporation, a Delaware corporation, and the undersigned directors and officers of Tri-Valley Corporation, constitutes and appoints F. Lynn Blystone, its or his true and lawful attorneys-in-fact and agents, for it or him in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

This Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

F. Lynn Blystone	President, CEO and Director of Tri-Valley Corporation and Tri-Valley	December 23, 2002
F. Lynn Blystone	Power Corporation, and CEO of Tri-Valley Oil & Gas Company

Dennis P. Lockhart	Director	December 23, 2002
Dennis P. Lockhart

Milton J. Carlson	Director	December 23, 2002
Milton J. Carlson

Harold Noyes	Director	December 23, 2002
Harold Noyes

Loren J. Miller	Director	December 23, 2002
Loren J. Miller

C. Chase Hoffman	Director	December 23, 2002
C. Chase Hoffman

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of Tri-Valley Corporation, incorporated by reference to Exhibit A to Schedule 14A, Definitive Proxy Statement filed July 26, 2000.

3.2	Amended and Restated Bylaws of Tri-Valley Corporation, incorporated by reference to Exhibit 3.3 to Form 10-KSB for the year ended December 31, 1999, filed March 24, 2000.

4.1	Rights Agreement, incorporated by reference to Exhibit 99.1 to Form 10-KSB filed March 24, 2000.

5.1 *	Opinion of Strasburger & Price, LLP, as to the validity of the shares being offered.

10.1	Employment Agreement between Tri-Valley Corporation and F. Lynn Blystone, incorporated by reference to Exhibit 10.1 to Form S-2 filed on October 17, 2001.

10.2

Investment Agreement between Tri-Valley Corporation and Swartz Private Equity, LLC, dated
September 13, 2001 with all exhibits, incorporated by reference to Exhibit 10.2 to Form S-2/A filed on December 17, 2001.

10.3

Warrant to Purchase Common Stock Issued to Swartz Private Equity, LLC, in Connection with the
Investment Agreement, dated September 13, 2001, incorporated by reference to Exhibit 10.3 to
Form S-2/A filed on December 17, 2001.

10.4

Registration Rights Agreement Issued to Swartz Private Equity, LLC, in Connection with the
Investment Agreement, dated September 13, 2001, incorporated by reference to Exhibit 10.4 for
Form S-2/A filed on December 17, 2001.

21.1*	List of Subsidiaries

23.1 *	Consent of Brown Armstrong Randall Reyes Paulden & McCown Accountancy Corporation.

23.2 *	Consent of Strasburger & Price, LLP, included in Exhibit 5.1.

24.1 *	Power of Attorney, included on the signature page to the registration statement.

* Filed herewith.